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Exhibit 23.2 Consent of Piercy Bowler Taylor & Kern


CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this registration statement of our report dated January 27, 2004, relating to the financial statements of Emergency Filtration Products, Inc. and reference to us under the caption "Experts" in the Prospectus.

/s/ Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern

Las Vegas, Nevada
April 2, 2004